Exhibit 99.1

Investor Relations	Media Relations
David Stack	Matt Buckley
RSA Security Inc.	RSA Security Inc.
(781) 515-6023	(781) 515-6212
dstack@rsasecurity.com	mbuckley@rsasecurity.com
FOR IMMEDIATE RELEASE
RSA Security Announces Date of Special Meeting of Stockholders
BEDFORD, Mass., August 4, 2006 — RSA Security Inc. (NASDAQ: RSAS) today announced that it has scheduled a special meeting of stockholders for Thursday, September 14, 2006 at 10:00 a.m. local time at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109 for the purpose of considering and voting on the adoption of the Agreement and Plan of Merger, dated as of June 29, 2006, among RSA Security, EMC Corporation and Entrust Merger Corporation, a wholly owned subsidiary of EMC, as such agreement may be amended from time to time. All RSA Security common stockholders of record at the close of business on July 31, 2006 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.
RSA Security and EMC each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and requested “early termination” of the waiting period. The Federal Trade Commission and the Department of Justice Antitrust Division granted early termination of the waiting period on July 28, 2006.
RSA Security expects that the merger will close as soon as possible in September following the special meeting of stockholders. The merger, however, remains subject to a number of conditions, including the adoption of the merger agreement by RSA Security stockholders, the absence of any applicable law or legal ruling that would make the merger illegal or would otherwise prohibit consummation of the merger and other customary closing conditions.
About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the Company leads the way in strong authentication, encryption and anti-fraud protection, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity & access management solutions helps businesses to establish who’s who online — and what they can do.
With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve more than 21,000 customers — including financial institutions representing hundreds of millions of consumers around the globe — and interoperate with over 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com
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IMPORTANT ADDITIONAL INFORMATION TO BE FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION (SEC)
RSA Security has filed a preliminary proxy statement with the SEC and plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the transaction. The definitive proxy statement will contain important information about EMC, RSA Security, the merger and related matters. Investors and security holders are urged to read the definitive proxy statement carefully when it is available.
Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by EMC and RSA Security through the web site maintained by the SEC at www.sec.gov. Free copies of the proxy statement, when available, and each company’s other filings with the SEC also may be obtained from the respective companies. Free copies of EMC’s filings may be obtained by directing a request to EMC. You can request this information via the web at www.EMC.com/IR/request or by sending a written request to EMC Investor Relations, EMC Corporation, 176 South Street, Hopkinton, MA 01748. Free copies of RSA Security’s filings may be obtained by directing a request to RSA Security. You can request this information via the web by visiting the “Investors” section of www.RSASecurity.com or by sending a written request to RSA Security Investor Relations, RSA Security, 174 Middlesex Turnpike, Bedford, MA 01730. In addition, investors and security holders may access copies of the documents filed with the SEC by EMC on EMC’s website at www.EMC.com, and investors and security holders may access copies of the documents filed with the SEC by RSA Security on RSA Security’s website at www.RSASecurity.com, when they become available.
RSA Security, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from RSA Security’s stockholders with respect to the transactions contemplated by the merger agreement. Information regarding RSA Security’s directors and executive officers is contained in RSA Security’s Annual Report on Form 10-K for the year ended December 31, 2005 and its preliminary proxy statement related to the acquisition by EMC, which are filed with the SEC. As of June 30, 2006, RSA Security’s directors and executive officers beneficially owned (as calculated in accordance with SEC Rule 13d-3) approximately 4,142,362 shares, or 5.3% , of RSA Security’s common stock. You can obtain free copies of these documents from RSA Security using the contact information set forth above. Additional information regarding interests of such participants is included in the preliminary proxy statement filed with the SEC and the definitive proxy statement that will be filed with the SEC and available free of charge as indicated above.